Exhibit 99.1

Contact:	Karla Harvill
770-393-5091

Gold Kist Inc. Reports Second Quarter 2005 Results

ATLANTA, Ga. (May 10, 2005) – Gold Kist Inc. (NASDAQ:GKIS) today reported financial results for the second quarter and six months ended April 2, 2005. For the second fiscal quarter, net income increased 29 percent to $38.7 million, or $0.76 per diluted share, from net income of $29.9 million in the same quarter last year. Second quarter sales were $570.8 million, compared with $575.6 million for the year-earlier period.

For the first six months of fiscal 2005, the Company reported net income increased 29 percent to $42.9 million, or $0.85 per diluted share, from net income of $33.3 million for the same period in the prior year. Sales for the first half of fiscal 2005 increased 1 percent to $1.12 billion from $1.11 billion for the year-earlier period.

Commenting on the results, John Bekkers, president and chief executive officer, said, “Overall, our results for the second quarter of fiscal 2005 were better than expected. The change in net sales for the second quarter of 2005 was due to a 9.1 percent reduction in average broiler sales prices offset by an 8.4 percent increase in broiler pounds produced and sold. Average broiler sales prices for the quarter ended April 2, 2005, were 4.9 percent higher than prices for the quarter ended January 1, 2005, due to increased demand. Our strategy remains unchanged. We believe we can reduce the impact of industry volatility on our results by increasing our value-added products as a percentage of sales, improving our cost structure and growing our private-label business.”

Gold Kist Inc. will hold a conference call to discuss this press release today, May 10, 2005, at 11a.m. Eastern time. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.goldkist.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 10, 2005. If Internet access is unavailable, you may participate on the live call by telephone by dialing (800) 289-0494. The confirmation number for this call is 8328445.

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Gold Kist Announces Second-Quarter 2005 Financial Results

May 10, 2005

This news release contains “forward-looking statements” as defined in the federal securities laws regarding Gold Kist’s beliefs, anticipations, expectations or predictions of the future, including statements relating to our plans to reduce the impact of industry volatility on our results by increasing our value-added products as a percentage of sales, improving our cost structure, and growing our private-label business. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to fluctuations in the cost and availability of raw materials, such as feed ingredients; changes in the availability and relative costs of labor and contract growers; market conditions for value-added and other finished products, including competitive factors and the supply and pricing of alternative meat proteins; effectiveness of our sales and marketing programs; disease outbreaks affecting broiler production and/or marketability of our products; effectiveness of our capital expenditures and other cost-savings measures; contamination of products, which can lead to product liability and product recalls; access to foreign markets together with foreign economic conditions; acquisition activities and the effect of completed acquisitions; pending or future litigation; the ability to obtain additional financing or make payments on our debt; regulatory developments, industry conditions and market conditions; and general economic conditions; as well as other risks described under “Risk Factors” in our Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Gold Kist undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gold Kist

Gold Kist is the third largest integrated chicken company in the United States, accounting for more than 9 percent of chicken produced in the United States in 2004. Gold Kist operates a fully-integrated chicken production, processing and marketing business. Gold Kist’s production operations include nine divisions located in Alabama, Florida, Georgia, North Carolina and South Carolina. For more information, visit the company’s web site at www.goldkist.com.

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Gold Kist Announces Second-Quarter 2005 Financial Results

May 10, 2005

GOLD KIST INC.

CONSOLIDATED BALANCE SHEETS

(Dollar Amounts, Except Per Share Amounts, in Thousands)

(Unaudited)

	October 2, 2004	April 2, 2005
ASSETS
Current assets:
Cash and cash equivalents	$175,289	$169,334
Receivables, net	115,015	116,552
Inventories	238,892	215,579
Deferred income taxes	15,732	17,675
Other current assets	38,577	32,388

Total current assets	583,505	551,528
Investments	13,072	13,008
Property, plant and equipment, net	247,398	268,551
Deferred income taxes	13,215	17,519
Other assets	65,652	58,719

	$922,842	$909,325

LIABILITIES AND EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$20,875	$10,472
Accounts payable	84,121	78,133
Accrued compensation and related expenses	42,556	34,933
Income taxes payable	8,583	33,574
Other current liabilities	79,466	67,330

Total current liabilities	235,601	224,442
Long-term debt, less current maturities	281,408	201,884
Accrued pension costs	37,387	32,681
Accrued postretirement benefit costs	6,760	5,027
Other liabilities	44,138	46,803

Total liabilities	605,294	510,837
Patrons’ and other equity/stockholders’ equity:
Common stock	2	515
Additional paid-in capital	—	397,546
Patronage reserves	232,569	—
Accumulated other comprehensive loss	(42,318)	(42,160)
Retained earnings	127,295	42,862
Common stock held in treasury	—	(275)

Total patrons’ and other equity/stockholders’ equity	317,548	398,488

	$922,842	$909,325

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Gold Kist Announces Second-Quarter 2005 Financial Results

May 10, 2005

GOLD KIST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 27, 2004	April 2, 2005	March 27, 2004	April 2, 2005
Net sales volume	$575,589	$570,809	$1,112,516	$1,122,767
Cost of sales	480,128	477,554	948,845	981,676

Gross margins	95,461	93,255	163,671	141,091
Distribution, administrative and general expenses (including $7.1 million and $7.8 million of share-based compensation expense for the three and six months ended April 2, 2005, respectively)	27,200	33,076	56,223	58,042
Pension plan settlement expense	9,908	—	9,908	—
Conversion expenses	—	—	—	1,418

Net operating income	58,353	60,179	97,540	81,631

Other income (deductions):
Interest and dividend income	744	1,890	888	2,715
Interest expense	(13,316)	(6,213)	(20,098)	(13,303)
Senior debt prepayment interest and pro-rata write-off of fees and discount	—	—	—	(10,016)
Unrealized loss on investment	—	—	(18,486)	—
Miscellaneous, net	886	1,284	1,177	2,986

Total other expenses, net	(11,686)	(3,039)	(36,519)	(17,618)

Income before income taxes	46,667	57,140	61,021	64,013
Income tax expense	16,805	18,471	27,754	21,151

Net income	$29,862	$38,669	$33,267	$42,862

Net income per common share:
Basic	$—	$0.77	$—	$0.86

Diluted	$—	$0.76	$—	$0.85

Weighted average common shares outstanding:
Basic	—	49,971	—	49,971

Diluted	—	50,748	—	50,469

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